SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2005

SurModics, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-23837 (Commission File Number)	41-1356149 (IRS Employer Identification No.)

9924 West 74th Street
Eden Prairie, Minnesota 55344
(Address of Principal Executive Offices and Zip Code)

(952) 829-2700
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On January 18, 2005, SurModics entered into an Agreement of Merger with SIRx, a Delaware corporation and wholly owned subsidiary of SurModics, InnoRx, Inc, a Delaware corporation, and the stockholders of InnoRx. See Item 2.01 for a description of the Agreement of Merger, which is attached as Exhibit 2.1 to this Current Report on Form 8-K.

Item 2.01 Completion of Acquisition or Disposition of Assets.

     On January 18, 2005, SurModics entered into an Agreement of Merger with SIRx, a Delaware corporation and wholly owned subsidiary of SurModics, InnoRx, Inc, a Delaware corporation, and the stockholders of InnoRx, and completed the merger of InnoRx into SurModics on that date. InnoRx was a development-stage company with no revenue and was focused on the development of drugs and drug delivery systems for ocular disease. Through the Agreement of Merger, SurModics acquired all of the assets of InnoRx, which consisted almost exclusively of in-process research and development assets, by paying approximately $4.1 million in cash and issuing 600,064 shares of SurModics common stock to InnoRx stockholders (other than SurModics). Upon the successful completion of certain development and commercial milestones involving InnoRx technology acquired by SurModics, SurModics will be required to issue up to an additional 600,073 shares of its common stock to the stockholders of InnoRx.

     At the time of the merger, SurModics announced that virtually all of the cash and stock purchase price being paid and issued pursuant to the merger would be allocated to acquired in-process research and development (“IPRD”), and that such IPRD would be written off as of the effective date of the merger. The exact amount of such write-off has not yet been determined. Also, if and when any milestones are achieved resulting in the issuance of additional shares of SurModics stock pursuant to the merger, additional charges based on the value of such shares may occur at such time.

     In connection with SurModics’ acquisition of InnoRx’s assets through the merger, SurModics will establish a new ophthalmology business unit located in Southern California to continue development of the technologies acquired from InnoRx. K.W. Michael Chambers, Ph.D., former President of InnoRx, and Dr. Eugene de Juan, Jr., founder of InnoRx, will serve as consultants to SurModics and assist in integration and development of InnoRx’s technologies.

     Prior to entering into the Agreement of Merger, SurModics performed certain research and development services for InnoRx, and had invested approximately $4.375 million in InnoRx capital stock. The Agreement of Merger is attached as Exhibit 2.1 to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

     Reference is made to Items 1.01 and 2.01 for information concerning the issuance by SurModics on January 18, 2005 of 600,064 shares of its common stock to the stockholders of

2

InnoRx pursuant to the merger transaction, which shares were not registered under the Securities Act of 1933, as amended. Such shares were offered and issued only to the fifteen stockholders of InnoRx, and exemption from registration therefor was claimed under Section 4(2) of such Securities Act.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements:

SurModics is not required to file financials statements of InnoRx, Inc. in connection with SurModics’ purchase of InnoRx’s assets through the Agreement of Merger discussed in Item 2.01. InnoRx was a development-stage company whose activities were focused on the development, rather than the operation, of a business as planned principal business operations had not yet commenced. Accordingly, the transaction reflects the acquisition of assets and not a business.

(b)	Pro forma financial information:

SurModics is not required to file pro forma financial information for SurModics’ purchase of InnoRx’s assets through the Agreement of Merger discussed in Item 2.01. InnoRx was a development-stage company whose activities were focused on the development, rather than the operation, of a business as planned principal business operations had not yet commenced. Accordingly, the transaction reflects the acquisition of assets and not a business.

(c)	Exhibits:

2.1	Agreement of Merger dated January 18, 2005. Upon request of the Commission, the Company agrees to furnish a copy of any of the exhibits and schedules to the Agreement and Merger and identified therein.

3

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.
By /s/ Philip D. Ankeny
Date: January 24, 2005	Name:	Philip D. Ankeny
	Title:	Chief Financial Officer

4

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

EXHIBIT INDEX
to
FORM 8-K

SURMODICS, INC.

Date of Report:	Commission File No.:
January 18, 2005	0-23837

Exhibit No.	ITEM
2.1	Agreement of Merger dated January 18, 2005.